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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Imperial Credit Industries, Inc.

We consent to incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-2 of Imperial Credit Industries, Inc. of our report dated March 29, 2002, relating to the consolidated balance sheets of Imperial Credit Industries, Inc. ("ICII") and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Imperial Credit Industries, Inc., filed on April 16, 2002, and to the reference to our firm under the heading "Experts" in Amendment No. 2 to the Registration Statement.

Our report dated March 29, 2002 contains an explanatory paragraph that states that the Company's consolidated financial statements have been prepared assuming that the Imperial Credit Industries, Inc. and subsidiaries will continue as a going concern. As discussed in Notes 4, 28 and 29 to the consolidated financial statements, Southern Pacific Bank (the "Bank" or "SPB"), ICII's principal subsidiary, is currently precluded by applicable regulations from paying dividends to ICII. As of December 31, 2001, ICII had total assets of $199.7 million (including cash and cash equivalents of $12.5 million and total investments in the Bank of $70.7 million), total liabilities of $277.6 million, and a total shareholders' deficit of $77.9 million. Other than cash provided by through holding or sale of its assets, ICII has no other material source of cash other than dividends from SPB. Additionally, SPB has incurred recurring losses from operations. As more fully discussed in Note 4 to the consolidated financial statements, SPB received a Prompt Corrective Action Notification ("PCA Notice") on February 1, 2002, notifying it that the Federal Deposit Insurance Corporation ("FDIC") considers SPB to be in the Undercapitalized category under Section 38 of the Federal Deposit Insurance Act ("FDIA"). In addition, SPB consented to the issuance by the FDIC, of an order in December 2000, and received a similar order from the Department of Financial Institutions ("DFI"), (collectively, the "Orders") requiring that SPB achieve a Tier I capital ratio of 9.00% and a total risk-based capital ratio of 12.00% by December 31, 2001, and include various operating and other restrictions. As of December 31, 2001, an additional $21.0 million was required to be contributed to or invested in SPB to meet the requirements for being adequately capitalized under the FDIA and $72.8 million was required to be contributed to or invested in SPB to meet the capital ratio targets specified by the Orders. As a result of receiving the PCA Notice and consenting to the Orders, SPB is also required to file with the FDIC a capital plan outlining its plans for attaining the required levels of regulatory capital. As also required by the PCA Notice, on February 27, 2002 ICII's Board of Directors approved a performance guarantee on behalf of the Bank, for the benefit of the FDIC. Under the performance guarantee, ICII guarantees the performance of the Bank under the terms of the capital plan and should the Bank fail to meet its terms, ICII would be required to pay the sum demanded to the Bank or as directed by the FDIC; provided, that the aggregate liability of ICII under the guarantee shall be the lesser of an amount equal to five percent of the Bank's total assets as of December 31, 2001 or the amount which is necessary or would have been necessary to restore the relevant capital measures of the Bank to the levels required to be classified as adequately

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capitalized. SPB filed a capital restoration plan on March 1, 2002. The capital plan describes the steps proposed to recapitalize the Bank including among other steps, the infusion of additional capital into SPB from ICII of approximately $15.0 million and a capital infusion of approximately $55.0 million from the issuance of the Bank's common stock in the public markets. Failure of SPB to satisfy the minimum capital requirements set forth in the PCA Notice or the Orders or otherwise obtain a waiver therefrom may result in further actions by the FDIC or DFI including the risk of regulatory takeover. Management's plans in regard to these matters are also described in Notes 4 and 29 to the consolidated financial statements. These factors raise substantial doubt about Imperial Credit Industries, Inc.'s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that might result from the outcome of these uncertainties.

/s/  KPMG LLP

Los Angeles, California
May 31, 2002